Exhibit 10.8

AMENDED AND RESTATED BUSINESS LOAN AGREEMENT

This Amended and Restated Business Loan Agreement (this “Agreement”) is entered into by and between COMERICA BANK (“Bank”) and ELLIE MAE, INC., a California corporation (“Borrower) as of June 20, 2006, at Bank’s Western Market headquarters office at 333 West Santa Clara Street, San Jose, California 95113.

WHEREAS, each undersigned Borrower and Bank are parties to that certain Business Loan Agreement, dated March 17, 2005 (as modified, amended, supplemented or revised from time to time, the “Prior Agreement”). Borrower and Bank desire to amend and restate the Prior Agreement in its entirety in accordance herewith.

NOW THEREFOR, in consideration of the mutual covenants and conditions hereof, the parties to this Agreement hereby agree the Prior Agreement is hereby amended and restated in full as follows:

1.        Credit Facilities.

(a)        Revolving Loan.  Bank shall make available to Borrower a revolving line of credit in the maximum principal amount of One Million Dollars ($1,000,000) (the “Maximum Revolving Amount”) which shall be evidenced by the Master Revolving Note. Subject to the terms and conditions of this Agreement and the Master Revolving Note, from time to time prior to the maturity date set forth in the Master Revolving Note, Bank shall, upon Borrower’s request in accordance with this Agreement, make advances (each a “Revolving Loan,” and collectively, the “Revolving Loans”) to Borrower in an aggregate amount outstanding not to exceed at any one time the Maximum Revolving Amount minus the aggregate outstanding amount of all Letters of Credit issued under this Agreement, the proceeds of which shall be used by Borrower only for general working capital. If at any time for any reason, the amount of indebtedness owed by Borrower to Bank with respect to the Revolving Loans plus the issued and outstanding amount of all Letters of Credit is greater than the Maximum Revolving Amount, Borrower shall immediately pay to Bank, in cash, the amount of such excess.

(1)        Revolving Loans may be repaid and reborrowed, subject to the terms and conditions hereof and of the Master Revolving Note, provided, that the outstanding principal amount of all Revolving Loans, together with all accrued and unpaid interest thereon, shall be due and payable in full on the maturity date set forth in the Master Revolving Note.

(2)        The outstanding unpaid principal balance of the Revolving Loans shall not exceed Zero Dollars ($-0-) for a period of not less than sixty (60) consecutive days prior to the last day of each calendar year during the term of this Agreement.

(b)        Letter of Credit Subfacility.  Subject to the terms and conditions of this Agreement and the availability of Revolving Loans, from time to time prior to the maturity date set forth in the Master Revolving Note Bank shall issue for the account of Borrower such standby and commercial letters of credit (each a “Letter of Credit,” and collectively, the “Letters of Credit”) as Borrower may request, which requests shall be made by delivering to Bank a duly executed letter of credit application on Bank’s standard form; provided, however, that the outstanding and undrawn amounts under all such Letters of Credit shall not at any time exceed Three Hundred Thousand Dollars ($300,000) in the aggregate (the “Letter of Credit Subfacility”).

(1)        Unless agreed to in writing by Bank, each Letter of Credit issued hereunder shall have an expiration that is no later than maturity date set forth in the Master Revolving Note. All Letters of Credit shall be in form and substance acceptable to Bank in its sole discretion and shall be subject to the terms and conditions of Bank’s form letter of credit application and agreement and such other agreements as are required by Bank. Borrower shall pay all usual issuance and other fees that Bank notifies Borrower it will be charged for issuing and processing Letters of Credit for Borrower. Any existing letters of credit issued by Bank for Borrower shall be included as Letters of Credit under the Letter of Credit Subfacility.

(2)        The obligation of Borrower to immediately reimburse Bank for drawings made under Letters of Credit shall be absolute, unconditional and irrevocable in accordance with the terms of the letter of credit application and agreement with respect to each such Letter of Credit. In the absence of such reimbursement, the amount so advanced immediately and automatically shall be deemed to be an advance under the Master Revolving Note, thereafter, shall bear interest at the rate then applicable to Revolving Loans thereunder. Borrower shall indemnify, defend, protect and hold Bank harmless from any loss, cost, expense, or liability, including, without limitation, reasonable attorney’s fees incurred by Bank, whether in-house or outside counsel is used, arising out of or in connection with any Letters of Credit.

(3)        If at any time for any reason, the amount of indebtedness owed by Borrower to Bank with respect to the Revolving Loans plus all Letters of Credit issued on behalf of Borrower pursuant to this Agreement is greater than the Maximum Revolving Amount, or the outstanding amount of all Letters of Credit issued on behalf of Borrower pursuant to this Agreement is greater than the Letter of Credit Subfacility, Borrower shall immediately pay to Bank, in cash, the amount of such excess.

(4)        Borrower acknowledges and agrees that (i) at any time following the occurrence and during the continuation of any Default, and/or (ii) termination of Bank’s commitment obligation to make advances, loans or otherwise extent credit to or in favor of Borrower under the Master Revolving Note and the other Loan Documents, in the event that and to the extent that there are any outstanding and undrawn amounts under any Letters of Credit, at such time, upon demand of Bank, Borrower shall deliver to Bank, or cause to be delivered to Bank, cash collateral in an amount not less than any such outstanding and undrawn amounts under any such Letters of Credit, which cash collateral shall be held and retained by Bank as cash collateral for the repayment of such any drawings under any such Letter of Credit, together with any and all other indebtedness of Borrower to Bank remaining unpaid, and Borrower pledges to Bank and grants to Bank a continuing first priority security interest in any such cash collateral so delivered to Bank. Alternatively, Borrower shall cause to be delivered to Bank an irrevocable standby letter of credit issued in favor of Bank by a bank acceptable to Bank, in its sole discretion, in an amount not less than any such outstanding and undrawn amounts under any such Letter of Credit, and upon terms acceptable to Bank, in its sole discretion.

(5)        Any existing letters of credit issued by Bank on behalf of Borrower prior to the date of this Agreement shall be included in the indebtedness hereunder.

(c)        Equipment Loans.  Subject to all the terms and conditions of this Agreement and the Equipment Note, and so long as no Event of Default has occurred, Bank shall make equipment loans (each an “Equipment Loan,” and collectively the “Equipment Loans”) to Borrower in such amounts as Borrower shall request at any time and from time to time through December 31, 2007 (the “Equipment Loan Availability End Date”), in an aggregate principal amount not to exceed Three Million Five Hundred Thousand Dollars ($3,500,000), the proceeds of which shall be used by Borrower only for the acquisition of new machinery, equipment, tenant improvements and software for use in Borrower’s locations identified in Schedule 3, to this Agreement. Any commitment of Bank, pursuant to the terms of this Agreement, to make Equipment Loans shall expire on the Equipment Loan Availability End Date. Equipment Loans that are repaid by Borrower may not be reborrowed.

(1)        Each request for an Equipment Loan hereunder shall be in writing, duly executed by Borrower in form satisfactory to Bank, and shall be irrevocable upon receipt by Bank. Each such notice shall be received by Bank no later than 3:00 p.m. Pacific time three (3) Business Days prior to the date on which the requested Equipment Loan is to be made. The notice shall include a copy of the invoice for the machinery, equipment, tenant improvements and software to be financed, evidencing that each such item was purchased by Borrower not more than ninety (90) days prior to the date of any such requested Equipment Loan.

(2)        Each request for an Equipment Loan hereunder shall be accompanied by a Compliance Certificate demonstrating Borrower’s compliance with each financial covenant applicable to it as of any such date, in form and substance satisfactory to Bank.

(3)        Equipment Loans shall only be used to finance Borrower’s purchase of new machinery, equipment, tenant improvements and software approved by Bank from time to time, and shall be limited to one hundred (100%) of the invoice amount for any such new machinery, equipment, tenant improvements and software approved by Bank, less any taxes, shipping and freight charges or discounts, warranty charges, installation expenses and other soft costs; provided, however, that the aggregate amount of all Equipment loans made for the purpose of financing the acquisition of tenant improvements and software shall not exceed the lesser of One Million Four Hundred Thousand Dollars ($1,400,000).

(4)        Prior to the Equipment Loan Availability End Date, interest only on the outstanding principal amount of all Equipment Loans shall be due and payable on the last Business Day of each month, through and including the Equipment Loan Availability End Date. On the Equipment Loan Availability End Date the outstanding amount of all Equipment Loans shall be converted to a term loan payable in thirty (30) equal payments of principal plus interest, due and payable on the last business day of each month commencing on January 31, 2008.

(d)        Additional Loans To Borrower.  Bank and Borrower agree that all present and future Loans which Bank in its sole discretion has made or may now or hereafter make to Borrower shall be subject to the terms and conditions of this Agreement unless otherwise agreed to in writing by Bank and Borrower. In the event there are contradictions between the provisions of this Agreement and any other written agreement with the Bank, this Agreement shall prevail. All Loans shall be subject to the terms and conditions of this Agreement, promissory note(s) executed in connection herewith and/or previously or subsequently executed, and all amendments, renewals and extensions thereof (sometimes hereinafter referred to collectively with the Master Revolving Note and the Equipment Note as the “Notes,” and each individually as a “Note”), and all those certain security agreements and/or such other security or other documents as Bank has required or may now or hereafter require in connection with the Loans or the Notes (collectively with this Agreement and the Notes, the “Loan Documents”). Any commitment of Bank to make Loans or otherwise extend financial accommodations under this Agreement or any other Loan Document shall expire on the maturity date set forth in the applicable Note evidencing such Loan, subject to Bank’s right to renew said commitment in its sole and absolute discretion at Borrower’s request. Any such renewal of said commitment shall not be binding upon Bank unless it is in writing and signed by an officer of Bank.

2.        Legal Effect.  This Agreement supplements the terms and conditions of the Loan Documents. Except as otherwise specified herein, all terms used in this Agreement shall have the same meaning as given in the Notes and/or Loan Documents which are incorporated herein by this reference. Any and all terms used in this Agreement, the Notes and/or the Loan Documents shall be construed and defined in accordance with the meaning and definition of such term under and pursuant to the California Uniform Commercial Code, as amended. Except as specifically modified hereby, all of the terms and conditions of the Notes and/or the Loan Documents shall remain in full force and effect.

3.        Interest Rate; Payment Terms; Loan Fees.  The principal and interest on the Loans shall be payable on the terms set forth in the Note(s) and/or the Loan Documents.

(a)        In connection with Revolving Loans provided to Borrower under this Agreement and the Master Revolving Note, on the date hereof, a commitment fee in an amount equal to One Thousand Dollars ($1,000), which shall be fully earned and non-refundable on the date of payment thereof.

(b)        In addition to all Bank’s customary charges, commissions, fees and costs payable to Bank in connection with the Letters of Credit in accordance with Letter of Credit Application and Agreement, Borrower shall pay Bank an annual fee equal to one and one half percentage points (1.50%) per annum, computed on the basis of a three hundred sixty (360) day year for actual days elapsed, of the aggregate amount of all Letters of Credit outstanding hereunder.

(c)        In addition to any other amounts due, or to become due, concurrently with the execution hereof, Borrower agrees to pay to Bank a legal documentation fee in the amount of Seven Hundred Fifty Dollars ($750) and all other costs and expenses incurred by Bank in the preparation of this Agreement, the other documents, instruments and agreements entered into in connection herewith, and the perfection of any security interest granted to Bank by Borrower.

(d)        In addition, Borrower shall pay such additional loan fees from time to time in the future as are agreed between Bank and Borrower.

4.        Security.  As security for Borrower’s obligations to Bank under this Agreement, the Notes and/or the Loan Documents and all other indebtedness and liabilities whatsoever of Borrower to Bank, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, evidenced by the Notes and/or the Loan Documents (collectively, the “indebtedness”). Borrower hereby grants to Bank, prior to or simultaneously with the borrowing hereunder, a continuing security interest of first in all accounts receivable, inventory, equipment and intangibles (other than any intangibles consisting of Borrower’s intellectual properly) and all proceeds thereof, and in all collateral provided to Bank pursuant to any security agreement and/or all collateral that is delivered to Bank and/or which Bank possesses and all proceeds thereof, (collectively, the “Collateral”).

(a)        In connection with this Agreement, Borrower hereby further acknowledges and agrees that, other than in favor of Bank, there exists no lien, pledge, encumbrance, security interest, deed of trust, mortgage or other charge upon, and at all times during the effectiveness of this Agreement Borrower shall not, without the prior written consent of Bank, create, incur, assume, suffer or permit to exist any lien, pledge, encumbrance, security interest, or other charge upon, any intellectual property or assets of Borrower, including without limitation any present or future patent, copyright or trademark or Borrower. In addition, Borrower further acknowledges and agrees that it has and at all times during the effectiveness of this Agreement shall not enter into an agreement with a third party providing financing to Borrower by which Borrower places an additional negative pledge on any such intellectual property or assets or promises not to hypothecate or transfer any such intellectual property or assets.

5.        Representations and Warranties of Borrower.  Borrower represents and warrants to Bank that as of the date of acceptance of this Agreement, the Notes and/or the Loan Documents, as of the date of borrowing hereunder and at all times the Loan or any other indebtedness are outstanding hereunder:

(a)        If Borrower is a corporation, Borrower is duly organized, validly existing and in good standing under the laws of the state of its incorporation; if a partnership, Borrower is duly organized and validly existing under the partnership agreement and the applicable laws of the state in which the partnership is formed or exists or if a limited liability company, Borrower is duly organized and validly existing under the operating agreement and the applicable laws of the state in which the limited liability company is formed;

(b)        Borrower has the legal power and authority, to own its properties and assets and to carry out its business as now being conducted; it is qualified to do business in every jurisdiction wherein such qualification is necessary; it has the legal power and authority to execute and perform this Agreement, the Notes and/or the Loan Documents to borrow money in accordance with its terms, to execute and deliver this Agreement, the Notes and the Loan Documents, and to do any and all other things required of it hereunder; and this Agreement, the Notes and all the Loan Documents, when executed on behalf of Borrower by its duly authorized officers, partners or members, as the case may be, shall be its valid and binding obligations legally enforceable in accordance with their terms;

(c)        The execution, delivery and performance of this Agreement, the Notes and/or the Loan Documents and the borrowings hereunder and thereunder (i) have been duly authorized by all requisite corporate, partnership or company action; (ii) do not require governmental approval; (iii) will not result (with or without notice and/or the passage of time) in any conflict with or breach or violation of or default under, any provision of law, the articles of incorporation, articles of organization, operating agreement, bylaws or partnership agreement of Borrower, any provision of any indenture, agreement or other instrument to which Borrower is a party, or by which it or any of its properties or assets are bound; and (iv) will not result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever upon any of the properties or assets of Borrower;

(d)        The balance sheet of Borrower as provided to Bank in connection herewith and the related statement of income of Borrower provided to Bank for the period ended March 31, 2006, fairly present the financial condition of Borrower in accordance with generally accepted accounting principles (“GAAP”)

consistently applied; and from the date thereof to the date hereof, there has been no material adverse change in such condition or operations; and

(e)        There is not pending nor, to the best of Borrower’s knowledge, threatened, any litigation, proceeding or governmental investigation which could materially and adversely affect its business or its ability to perform its obligations, pay the indebtedness and/or comply with the covenants set forth herein and/or in the Notes and/or the other Loan Documents.

6.        Affirmative Covenants.  Until the Indebtedness is paid in full. Borrower covenants and agrees to do the following:

(a)        Furnish to Bank within thirty (30) days after the end of each fiscal quarter, an unaudited balance sheet and statement of income covering Borrower’s operations. Within one hundred twenty (120) days of the end of each of Borrower’s fiscal years, furnish to Bank statements of the financial condition of Borrower for each such fiscal year, including but not limited to, a balance sheet, profit and loss statement, and statement of cash flow. Each such financial statement shall be accompanied by a certificate signed by an authorized employee or Borrower to the effect that all reports, statements, computer disk or tape files, computer printouts, computer runs, or other computer prepared information of any kind or nature relating to the foregoing or documents delivered or caused to be delivered to Bank under this subparagraph are complete, correct and thoroughly present the financial condition of borrower and its subsidiaries and affiliates and that there exist on the date of delivery to Bank no condition or event which constitutes a breach or Event of Default under this Agreement. Said annual statements shall be prepared by an independent certified public accountant selected by Borrower and acceptable to Bank on an audited and unqualified basis.

(b)        In addition to the financial statements requested above. Borrower agrees to provide Bank with the following schedules in a form reasonably acceptable to Bank;

     (1)        Accounts Receivable Aging Reports on a quarterly basis, within thirty (30) days after the end of each fiscal quarter;

     (2)        Accounts Payable Aging Reports on a quarterly basis, within thirty (30) days after the end of each fiscal quarter; and

     (3)        Compliance Certificates on a quarterly basis, within thirty (30) days after the end of each fiscal quarter.

(c)        Furnish to Bank, on a quarterly basis within thirty (30) days after the end of each fiscal quarter, such statements, schedules, certificates, reports, documents and other information respecting all or any of Borrower’s Liquid Assets as Bank may request. Any such statement, schedule, certificate, report or other document shall be certified to be true and complete by Borrower and shall be in such form and substance as Bank shall specify. Any such statement, schedule, certificate, report or other document identifying any Liquid Asset shall be accompanied (if so requested by Bank) by satisfactory evidence of Borrower’s ownership of any such Liquid Asset, evidence that any such Liquid Asset is unencumbered, and evidence of the current value of any such Liquid Asset.

(d)        Promptly inform Bank of the occurrence of any default or event of default as defined in the Notes and/or the Loan Documents (hereinafter referred to as “Default”) or of any event which could have a materially adverse effect upon Borrower’s business, properties, financial condition or ability to comply with its obligations hereunder, including without limitation its ability to pay the indebtedness;

(e)        Furnish such periodic operating budgets and projections, annual budgets and projections, financial exhibits and other information as Bank may reasonably request;

(f)        Keep in full force and effect its own corporate, company or partnership existence in good standing; continue to conduct and operate its business substantially as presently conducted and operated and maintain and protect all franchises and trade names and preserve all the remainder of its property used or useful in the conduct of its business and keep the same in good repair and condition;

(g)        Comply with the financial covenants set forth in Addendum A, attached hereto and made a part hereof;

(h)        Maintain a standard and modern system of accounting in accordance with GAAP consistently applied with ledger and account cards and/or computer tapes and computer disks, computer printouts and computer records pertaining to the Collateral which contain information as may from time to time be requested by Bank, not modify or change its method of accounting without the written consent of Bank first obtained, permit Bank and any of its employees, officers, or agents, upon demand, during Borrower’s usual business hours, or the usual business hours of any third person having control thereof, to have access to and examine all of Borrower’s records relating to the Collateral, Borrower’s financial condition and the results of Borrower’s operations and in connection therewith, permit Bank or any of its agents, employees, or officer to copy and make extracts therefrom;

(i)        Maintain Borrower’s same place of business or chief executive office or residence as indicated below, and not relocate said address without giving Bank thirty (30) days prior written notice;

(j)          Maintain insurance with such insurers in such amounts and of a type satisfactory to Bank, with Bank to be designated as the payee of any such insurance policies under a payee/secured lender clause acceptable to Bank;

(k)         To keep all of its principal bank accounts with Bank and shall notify Bank immediately in writing of the existence of any other bank account, deposit account, or any other account into which money can be deposited;

(l)          To keep all of its principal securities accounts with Comerica Securities and shall notify Bank immediately in writing of the existence of any other securities account, investment account, or any other account into which investment property can be deposited; and

(m)        On a continuing basis from the date of this Agreement until the indebtedness is paid in full and Borrower has performed all of its other obligations hereunder, Borrower represents and agrees that:

     (1)        There are not and will not be Hazardous Materials (as later defined) on, in or under any real or personal property (“Property”) now or at any time owned, occupied or operated by Borrower which in any manner violate any Environmental Law (as later defined).

     (2)        Borrower shall promptly conduct all investigations, testing and other actions necessary to clean up and remove all Hazardous Materials on or affecting the Property in accordance with every Environmental Law.

     (3)        Borrower shall defend, indemnify and hold harmless Bank, its employees, agents, officers, shareholders and directors from and against any and all claims, damages, fines, expenses, liabilities or causes of action of whatever kind, including without limit consultant fees, legal expenses and reasonable attorneys’ fees, suffered by any of them as a direct or indirect result of any actual or asserted violation of any Environmental Law.

     (4)        Upon ten days notice to Borrower (except in an emergency), Bank may (but is not obligated to) enter on the Property or take such other actions as it deems appropriate to inspect, test for, clean up, remove or minimize the impact of any Hazardous Materials upon Bank’s receipt of any notice from any source asserting the existence of any Hazardous Materials in violation of any Environmental Law. All costs and expenses so incurred by Bank, including without limit consultant fees, legal expenses and reasonable attorneys’ fees, shall be payable by Borrower upon demand.

     (5)        The provisions of this section shall survive the repayment of the indebtedness, the satisfaction of all other obligations of Borrower to Bank, the discharge or termination by Bank of any lien or security interest from Borrower, and the foreclosure of or exercise of rights as to any collateral given to Bank.

     (6)        “Hazardous Materials” mean all of the following: any asbestos, petroleum, petroleum by-products, flammable explosives, or radioactive materials or any hazardous or toxic materials as defined in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (42 U.S.C. Sections 9601 et seq.) or in any other Environmental Law.

     (7)        “Environmental Law” means federal, state, local or other law, ordinance, statute, directive, rule, order or regulation on object of which is to regulate or improve health, safety or the environment.

7.        Negative Covenants.  Borrower shall not, without Bank’s prior written consent, do any of the following:

(a)        Except for Permitted Liens, grant a security interest in or permit a lien, claim or encumbrance upon any of the Collateral to any person, association, firm, corporation, entity, governmental agency or instrumentality;

(b)        Permit any levy, attachment or restraint to be made affecting any of Borrower’s assets;

(c)        Permit any judicial officer or assignee to be appointed or to take possession of any or all of Borrower’s assets;

(d)        Sell, lease or otherwise dispose of, move or transfer, whether by sale or otherwise, any of Borrower’s properties or assets, other than sales of inventory in the ordinary course of Borrower’s business;

(e)        Change its name, business structure, corporate identity or structure; add any new fictitious name, dissolve, liquidate, merge or consolidate with or into any other corporation, entity or other business organization, or permit another corporation, entity or other business organization to merger into it;

(f)         Move or relocate any collateral except in the ordinary course of Borrower’s business;

(g)        Except for the acquisition of business organizations that (i) have business activities that are similar to the existing business activities of Borrower, (ii) are made at a time when no Event of Default has occurred or is continuing and will not cause or result in an Event of Default after giving effect to any such acquisition, and (iii) will not cause Borrower’s expenditures for such acquisitions to exceed Four Million Five

Hundred Thousand Dollars ($4,500,000) in each fiscal year of Borrower during the term of this Agreement, acquire all or substantially all the properties or assets of any other Person or other business organization;

(h)       Enter into any transaction not in the usual course of Borrower’s business;

(i)        Without Bank’s prior written consent, pledge or otherwise hypothecate any of its assets;

(j)        Make any change in Borrower’s financial structure or in any of its business objects, purposes or operations which would adversely affect the ability of Borrower to pay its obligations;

(k)       Except for Permitted Indebtedness, incur any debt outside the ordinary course of Borrower’s business;

(l)        Make loans, advances or extensions of credit to any person, except for sales on open account and otherwise in the ordinary course of Borrower’s business;

(m)      Guaranty or otherwise, directly or indirectly, in any way be or become responsible for obligations of any other person, whether by agreement to purchase the indebtedness of any other person, agreement for the furnishing of funds to any other person through the furnishing of goods, supplies or services, by way of stock purchase, capital contribution, advance or loan, for the purpose of paying and discharging (or causing the payment or discharge of) the indebtedness of any other person, or otherwise, except for the endorsement of negotiable instruments by Borrower in the ordinary course of business for deposit or collection;

(n)       Enter into any reorganization or recapitalization or reclassify its capital stock, or enter into any sale-lease back transaction;

(o)       Purchase or hold beneficially any stock or other securities of, or make any investment or acquire any interest whatsoever in, any other person, except for the common stock of the subsidiaries owned by Borrower on the date of this Agreement or other applicable date and except for certificates of deposit with maturities of one year or less of a United States commercial bank with capital, surplus and undivided profits in excess of One Hundred Million Dollars ($100,000,000), and direct obligations of the United States government maturing within one (1) year from the date of acquisition thereof;

(p)       Allow any fact, condition or event to occur or exist with respect to any employee, pension or profit sharing plan established or maintained by it which might constitute grounds for termination of any such plan or for the court appointment of a trustee to administer any such plan;

(q)       Without Bank’s prior written consent, acquire or expend for or commit itself to acquire or expend for fixed assets by lease, purchase or otherwise, except in the ordinary course of Borrower’s business;

(r)        Without Bank’s prior written consent, become liable for borrowed money or finance loans; and

(s)       Upon the occurrence and during the continuation of any Event of Default, or if so doing would result therein, make any distribution or declare or pay any dividend (in stock or in cash) to any shareholder or on any of its capital stock, of any class, whether now or hereafter outstanding, or purchase, acquire, repurchase, or redeem or retire any such capital stock.

8.        Default.  The terms “Default” or “Event of Default”, as used herein, shall have the meaning given in the Notes and/or the Loan documents. In addition, the parties agree that any one or more of the following events shall constitute a default by Borrower under this Agreement, the Notes and/or the Loan Documents:

(a)        If Borrower fails or neglects to perform, keep or observe any term, provision, condition, covenant, agreement, warranty or representation contained in this Agreement, the Note, the Loan Documents or any other present or future agreement between Borrower and Bank;

(b)        If any material representation, statement, report or certificate made or delivered by Borrower, or any of its officers, employees or agents to Bank is not true and correct;

(c)        If Borrower fails to pay when due and payable or declared due and payable, all or any portion of the indebtedness (whether or principal, interest, taxes, reimbursement of Bank expenses, or otherwise);

(d)        If there is a material; impairment of the prospect of repayment of all or any portion of Borrower’s obligation, including without limitation the indebtedness or a material impairment of the value or priority of Bank’s security interest in the collateral;

(e)        If all or any of Borrower’s assets are affected, become subject to a writ or distress warrant, or are levied upon, or come into the possession of any judicial officer or assignee and the same are not released, discharged or bonded against within fifteen (15) days thereafter;

(f)         If any insolvency proceeding is filed or commenced by or against Borrower without being dismissed within (15) days thereafter;

(g)        If any bankruptcy or other proceeding is filed or commenced by or against Borrower for its reorganization, dissolution or liquidation without being dismissed within fifteen (15) days of its commencement;

(h)        If Borrower is enjoined, restrained or in any way prevented by court order from continuing to conduct all or any material part of its business affairs;

(i)         If a notice of lien, levy or assessment is filed of record with respect to any or all of Borrower’s assets by the United States Government, or any department, agency or instrumentality thereof, or by any state, county, municipal or other government agency, or if any taxes or debts owing at any time hereafter to any one or more of such entities becomes a lien, whether inchoate or otherwise, upon any or all of the Borrower’s assets and the same is not paid on the payment date thereof;

(j)         If a judgment or other claim becomes a lien or encumbrance upon any or all of Borrower’s assets and the same is not satisfied, dismissed or bonded against within ten (10) days thereafter;

(k)        If Borrower’s records are prepared and kept by an outside computer service bureau at the time this Agreement, the Notes and/or the Loan Documents are entered into or during the term of this Agreement, the Notes and/or the Loan Documents, such an agreement with an outside service bureau is entered into, and at any time thereafter, without first obtaining the written consent of Bank, Borrower terminates, modifies, amends or changes its contractual relationship with said computer service bureau or said computer service bureau fails to provide Bank with any requested information or financial data pertaining to Bank’s Collateral, Borrower’s financial condition or the results of Borrower’s operations;

(l)         If Borrower permits a default in any material agreement to which Borrower is a party with third parties so as to result in an acceleration of the maturity of Borrower’s indebtedness to others, whether under any indenture, agreement or otherwise;

(m)       If Borrower makes any payment on account of indebtedness which has been subordinated to Borrower’s obligations to Bank, including without limitation the Indebtedness;

(n)        If any material misrepresentation exists now or thereafter in any warranty or representation made to Bank by any officer or director of Borrower, or if any such warranty or representation is withdrawn by any officer or director;

(o)        If any party subordinating its claims to that of Bank’s or any guarantor of Borrower’s obligations terminates its subordination or guaranty, becomes insolvent or an insolvency proceeding is commenced by or against any such subordinating party or guarantor;

(p)        If Borrower is a corporation, trust, limited or general partnership or joint venture, or limited liability company, should there occur (I) a sale, conveyance, transfer, disposition or encumbrance, either voluntary or involuntary, or should an agreement be entered into to accomplish any thereof, with respect to (A) more than ten percent (10%) of the issued and outstanding capital stock of Borrower if a corporation or (B) the beneficial interest of Borrower if a trust or (C) any general partnership or joint venture interest if Borrower is a limited or general partnership or a joint venture or (D) any membership interest if Borrower is a limited liability company, or (II) a change in any general partner or joint venturer if Borrower is a limited or general partnership or a joint venture; or

(q)        If any reportable event, which the Bank determines constitutes grounds for the termination of any deferred compensation plan by the Pension Benefit Guaranty Corporation or for the appointment by the appropriate United States District Court of a trustee to administer any such plan, shall have occurred and be continuing thirty (30) days after written notice of such determination shall have been given to Borrower by Bank, or any such Plan shall be terminated within the meaning of Title IV of the Employment Retirement Income Security Act (“ERISA”), or a trustee shall be appointed by the appropriate United States District Court to administer any such plan, or the Pension Benefit Guaranty Corporation shall institute proceedings to terminate any plan and in case of any event described in this Section 8, the aggregate amount of the Borrower’s liability to the Pension Benefit Guaranty Corporation under Sections 4062, 4063 or 4064 of ERISA shall exceed five percent (5%) of Borrower’s Tangible Effective Net Worth.

Bank shall not be obligated to make advances to Borrower during any cure period provided for in Sections 8(e), 8(f), 8(l), and 8(q) above.

9.        Rights and Remedies.  The parties have agreed as follows with respect to Bank’s rights and remedies upon Default;

(a)        Bank shall have all rights and remedies available hereunder and under the Notes and the Loan Documents and under applicable law;

(b)        Bank may at its option without notice, accelerate the Indebtedness and declare all Indebtedness to be due, owing and payable in full;

(c)        Bank may at its option without notice, cease advancing money or extending credit to or for the benefit of Borrower under this Agreement or any other agreement between Borrower and Bank.

(d)        No Default (as defined in this Agreement, the Notes and/or the Loan Documents) shall be waived by Bank except in writing and a waiver of any Default shall not be a waiver of any other default or of the same default on a future occasion;

(e)        No single or partial exercise of any right, power or privilege hereunder, or any delay in the exercise hereof, shall preclude other or further exercise of the rights of the parties under this Agreement, the Notes and/or the Loan Documents; and

(f)         No forbearance on the part of Bank in enforcing any of its rights under this Agreement, the Notes and/or the Loan Documents nor any renewal, extension or rearrangement of any payment or covenant to be made or performed by Borrower hereunder shall constitute a waiver of any of the terms of this Agreement, the Note, and/or the Loan Documents, or of any such right.

10.      Cross-Default.  A Default under this Agreement shall also be a Default under the Notes and the Loan Documents, and vice versa. A Default under this Agreement, the Notes and/or the Loan Documents shall also be a Default under every other note and other agreement between Bank and Borrower, and vice versa.

11.      Cross-Collateral.  Any Collateral for this Agreement, the Notes and/or the Loan Documents shall also be Collateral for any other obligations owing by Borrower to Bank. Notwithstanding the above, (i) to the extent that any portion of the indebtedness is a consumer loan, that portion shall not be secured by any deed of trust or mortgage on or other security interest in any of the undersigned’s principal dwelling or in any of the undersigned’s real property which is not a purchase money security interest as to that portion, unless expressly provided to the contrary in another place, or (ii) if the undersigned (or any of them) has (have) given or give(s) Bank a deed of trust or mortgage covering real property, that deed of trust or mortgage shall not secure this Note or any other indebtedness of the undersigned (or any of them), unless expressly provided to the contrary in another place.

12.      Survival of Covenants, Agreements, Representations and Warranties.  All covenants, agreements, representations and warranties (a) previously made (except as specifically subsequently modified); (b) made in connection herewith or with the Notes and/or the Loan Documents and/or any document contemplated hereby; or (c) executed hereafter (unless such document expressly states that this Agreement does not apply thereto) shall survive the borrowing hereunder and thereunder and the repayment in full of the Notes and/or the Loan Documents and any amendments, renewals or extensions thereof and shall be deemed to have been relied upon by Bank. All statements contained in any certificate or other document delivered to Bank at any time by or on behalf of Borrower shall constitute representations and warranties by Borrower.

13.      Miscellaneous.  The parties agree to the following miscellaneous terms:

 (a)        This Agreement, the Notes and the Loan Documents shall be governed by California law, without regard for the effect of conflict of laws;

 (b)        Borrower agrees that it will pay all out of pocket costs of Bank and expenses (including without limitation, Bank’s attorneys’ fees and costs and/or fees, transfer charges and costs of Bank’s in-house counsel) in connection with the preparation of this Agreement, the Notes and/or the Loan Documents and/or the documents contemplated hereby and the closing of the Loan:

 (c)        This Agreement, the Notes and/or the Loan Documents shall inure to the benefit of and shall be binding upon the parties hereto and their respective successors and assigns; provided, however, that Borrower shall not assign or transfer its right or obligations under this Agreement, the Notes and/or the Loan Documents without the prior written consent of Bank;

 (d)        Borrower acknowledges that Bank may provide information regarding Borrower and the Loan to Bank’s parent, subsidiaries and affiliates and service providers, and

 (e)        This Agreement is an integrated agreement and supersedes all prior negotiations and agreements regarding the subject matter hereof. Any amendments hereto shell be in writing and be signed by all parties hereto.

 (f)         Co-Borrowers. Each Borrower agrees as follows:

      (1)        Each Borrower agrees that it is jointly and severally, directly, and primarily liable to Bank for payment in full of the Indebtedness and that such liability is independent of the duties, obligations and liabilities of the other Borrower. The Agreement, Notes and/or Loan Documents are a primary and original obligation of each Borrower, are not the creation of a surety relationship, and are an absolute, unconditional, and continuing promise of payment and performance which shall remain in full force and effect without respect to future changes in conditions, including any change of law or any invalidity or irregularity with respect to the Loan Documents. Each Borrower acknowledges that the obligations of such Borrower undertaken herein might be construed to consist, at least in part, of the guaranty of obligations of persons or entities other than such Borrower (including any other Borrower party hereto) and, in full recognition of that fact, each Borrower consents and agrees that Bank may, at any time and from time to time, without notice or demand, whether before or after any actual or purported termination, repudiation, or revocation of the Agreement and the other Loan Documents by any one or more Borrowers, and without affecting the enforceability or continuing effectiveness hereof as to each Borrower: (a) supplement, restate, modify, amend, increase, decrease, extend, renew, accelerate, or otherwise change the time for payment or the terms of the Indebtedness or any part thereof, including any increase or decrease of the rate(s) of interest thereon; (b)

supplement, restate, modify, amend, increase, decrease or waive, or enter into or give any agreement, approval, or consent with respect to, the Indebtedness or any part thereof, or any of the Loan Documents or any additional security or guaranties, or any condition, covenant, or any condition, covenant, default, remedy, right, representation or term thereof or thereunder; (c) accept new or additional instruments, documents or agreements in exchange for or relative to any of the Loan Documents or the Indebtedness or any part thereof; (d) accept partial payments on the Indebtedness; (e) receive and hold additional security or guaranties for the Indebtedness or any part thereof; (f) release, reconvey, terminate, waive, abandon, fail to perfect, subordinate, exchange, substitute, transfer, or enforce any security or guaranties, and apply any security and direct the order or manner of sale thereof as Bank in its sole and absolute discretion may determine; (g) release any Person from any personal liability with respect to the Indebtedness or any part thereof; (h) settle, release on terms satisfactory to Bank or by operation of applicable laws, or otherwise liquidate or enforce any Indebtedness and any security therefor or guaranty thereof in any manner, consent to the transfer of any security and bid and purchase at any sale; or (i) consent to the merger, change, or any other restructuring or termination of the corporate or partnership existence of any Borrower or any other Person, and correspondingly restructure the Indebtedness, and any such merger, change, restructuring, or termination shall not affect the liability of any Borrower or the continuing effectiveness hereof, or the enforceability hereof with respect to all or any part of the Indebtedness.

     (2)        Upon the occurrence and during the continuance of any Event of Default, Bank may enforce the Agreement and the other Loan Documents independently as to each Borrower and independently of any other remedy or security Bank at any time may have or hold in connection with the Indebtedness, and it shall not be necessary for Bank at any time may have or hold in connection with the Indebtedness, and it shall not be necessary for Bank to marshal assets in favor of any Borrower or any other Person or to proceed upon or against or exhaust any security or remedy before proceeding to enforce the Agreement and other Loan Documents. Each Borrower expressly waives any right to require Bank to marshal assets in favor of any Borrower or any other Person or to proceed against any other Borrower or any Collateral provided by any Person, and agrees that Bank may proceed against Borrowers or any Collateral in such order as it shall determine in its sole and absolute discretion.

     (3)        Bank may file a separate action or actions against any Borrower, whether action is brought or prosecuted with respect to any security or against any other person, or whether any other person is joined in any such action or actions. Each Borrower agrees that Bank and any Borrower and any affiliate of any Borrower may deal with each other in connection with the Indebtedness or otherwise, or alter any contracts or agreements now or hereafter existing between any of them, in any manner whatsoever, all without in any altering or affecting the continuing efficacy of the Agreement or the other Loan Documents.

     (4)        Bank’s rights under the Loan Documents shall be reinstated and revived, and the enforceability of the Agreement and the other Loan Documents shall continue, with respect to any amount at any time paid on account of the Indebtedness which thereafter shall be required to be restored or returned by Bank, all as though such amount had not been paid. The rights of Bank created herein and the enforceability of the Agreement and the other Loan Documents at all times shall remain effective to cover the full amount of all the Indebtedness even though the Indebtedness, including any part thereof or any other security or guaranty therefor, may be or hereafter may become invalid or otherwise unenforceable as against any Borrower and whether or not any other Borrower shall have any personal liability with respect thereto.

     (5)        To the maximum extent permitted by applicable law and to the extent that a Borrower is deemed a guarantor, each Borrower expressly waives any and all defenses now or hereafter arising or asserted by reason of (a) any disability or other defense of any other Borrower with respect to the Indebtedness, (b) the unenforceability or invalidity of any security or guaranty for the Indebtedness or lack of perfection or continuing perfection or failure of priority of any security for the Indebtedness, (c) the cessation for any cause whatsoever of the liability of any Borrower (other than by reason of the full payment and performance of all Indebtedness), (d) any failure of the Bank to marshal assets in favor of Bank or any Borrower or any other person, (e) any failure of Bank to give notice of sale or other disposition of collateral to any Borrower or any other Person or any notice that may be given in connection with any sale or disposition of collateral, (f) any failure of Bank to comply with applicable law in connection with the sale or other disposition of any collateral or other security for any Obligation, including any failure of Bank to conduct a commercially reasonable sale or other disposition of any collateral or other security for any Obligation, (g) any act or omission of Bank or others that directly or indirectly results in or aids the discharge or release of any Borrower or the Indebtedness or any security or guaranty therefor by operation of law or otherwise, (h) any law which provides that the obligation of a surety or guarantor must neither be larger in amount nor in other respects more burdensome than that of the principal or which reduces a surety’s or guarantor’s obligation in proportion to the principal obligation, (i) any failure of Bank to file or enforce a claim in any bankruptcy or other proceeding with respect to any Person, (j) the election by Bank of the application or non-application of Section 1111(b)(2) of the United States Bankruptcy Code, (k) any extension of credit or the grant of any lien under Section 364 of the United States Bankruptcy Code, (1) any use of cash collateral under Section 363 of the United States Bankruptcy Code, (m) any agreement or stipulation with respect to the provision of adequate protection in any bankruptcy proceeding of any Person, (n) the avoidance of any lien in favor of Bank for any reason, or (o) any action taken by Bank that is authorized by the Agreement or any other provision of any Loan Document. Until such time as all of the Indebtedness have been fully, finally, and indefeasibly paid in full in cash: (i) each Borrower hereby waives and postpones any right of subrogation it has or may have as against any other Borrower respect to the Indebtedness; and (ii) in addition, each Borrower also hereby waives and postpones any right to proceed or to seek recourse against or with respect to any property or asset of any other Borrower. Each Borrower expressly waives all setoffs and counterclaims and all presentments, demands for payments or performance, notices of nonpayment or nonperformance, protests, notices of protest, notices dishonor and all other notices or demands of any kind or nature whatsoever with respect to the Indebtedness, and all notices of acceptance of the Agreement or the other Loan Documents or of the existence, creation or incurring of new or additional Indebtedness.

(6)        In the event that all or any part of the Indebtedness at any time are secured by any one or more deeds of trust or mortgages or other instruments creating or granting liens on any interests in real property, each Borrower authorizes Bank, upon the occurrence of and during the continuance of any Event of Default, at its sole option, without notice or demand and without affecting the obligations of any Borrower, the enforceability of the Agreement and the other Loan Documents, or the validity or enforceability of any liens of Bank, to foreclose any or all of such deeds of trust or mortgages or other instruments by judicial or nonjudicial sale.

(7)        Without limiting the generality of any other waiver or other provision set forth in this Agreement, each Borrower waives all rights and defenses that such Borrower may have because the Indebtedness is secured by real property. This means, among other things:

(i)         Bank may collect from any Borrower without first foreclosing on any real or personal property pledged as Collateral by any other Borrower to secure the Indebtedness.

(ii)        If Bank forecloses on any real property pledged as Collateral by any Borrower:

    (a)        the amount of the debt may be reduced only by the price for which that Collateral is sold at the foreclosure sale, even if the collateral is worth more than the sale price.

    (b)        Bank may collect from any Borrower even if Bank, by foreclosing on the real property pledged as Collateral, has destroyed any right that Borrower may have to collect from any other Borrower.

This is an unconditional and irrevocable waiver of any rights and defenses each Borrower may have because the Indebtedness is secured by Real Property. These rights and defenses include, but are not limited to, any rights or defenses based upon Section 580a, 580b, 580d, or 726 of the California Code of Civil Procedure.

(8)        To the fullest extent permitted by applicable law, to the extent that a Borrower is deemed a guarantor, each Borrower expressly waives any defenses to the enforcement of the Agreement and the other Loan Documents or any rights of Bank created or granted hereby or to the recovery by Bank against any Borrower or any other Person liable therefor of any deficiency after a judicial or nonjudicial foreclosure or sale, even though such a foreclosure or sale may impair the subrogation rights of Borrowers and may preclude Borrowers from obtaining reimbursement or contribution from other Borrowers. To the fullest extent permitted by applicable law, each Borrower expressly waives any suretyship defenses or benefits that it otherwise might or would have under applicable law. WITHOUT LIMITING THE GENERALITY OF ANY OTHER WAIVER OR OTHER PROVISION SET FORTH IN THIS AGREEMENT, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, EACH BORROWER WAIVES ALL RIGHTS AND DEFENSES ARISING OUT OF AN ELECTION OF REMEDIES BY BANK, EVEN THOUGH THAT ELECTION OF REMEDIES, SUCH AS A NONJUDICIAL FORECLOSURE WITH RESPECT TO SECURITY FOR THE INDEBTEDNESS, HAS DESTROYED SUCH BORROWER’S RIGHTS OF SUBROGATION AND REIMBURSEMENT AGAINST THE OTHER BORROWERS BY OPERATION OF LAW, INCLUDING BUT NOT LIMITED TO SECTION 580d OF THE CALIFORNIA CODE OF CIVIL PROCEDURE, OR OTHERWISE.

14.      JURY WAIVER.  THE BORROWER AND THE BANK ACKNOWLEDGE THAT THE RIGHT TO TRIAL BY JURY IS A CONSTITUTIONAL ONE, BUT THAT IT MAY BE WAIVED UNDER CERTAIN CIRCUMSTANCES. TO THE EXTENT PERMITTED BY LAW. EACH PARTY, AFTER CONSULTING (OR HAVING HAD THE OPPORTUNITY TO CONSULT) WITH COUNSEL OF ITS, HIS OR HER CHOICE, KNOWINGLY AND VOLUNTARILY, AND FOR THE MUTUAL BENEFIT OF ALL PARTIES, WAIVES ANY RIGHT TO TRIAL BY JURY IN THE EVENT OF LITIGATION ARISING OUT OF OR RELATED TO THIS AGREEMENT, THE INDEBTEDNESS OR ANY OTHER DOCUMENT, INSTRUMENT OR AGREEMENT BETWEEN THE UNDERSIGNED PARTIES.

15.      Judicial Reference Provision.

(a)     In the event the Jury Trial Waiver set forth above is not enforceable, the parties elect to proceed under this Judicial Reference Provision.

(b)     With the exception of the items specified in clause (c), below, any controversy, dispute or claim (each, a “Claim”) between the parties arising out of or relating to this Agreement, the Indebtedness, the Note, the other Loan Documents or any other document, instrument or agreement between the undersigned parties (collectively in this Section, the “Comerica Documents”), will be resolved by a reference proceeding in California in accordance with the provisions of Sections 638 et seq. of the California Code of Civil Procedure (“CCP”), or their successor sections, which shall constitute the exclusive remedy for the resolution of any Claim, including whether the Claim is subject to the reference proceeding. Except as otherwise provided in the Comerica Documents, venue for the reference proceeding will be in the state or federal court in the county or district where the real property involved in the action, if any, is located or in the state or federal court in the county or district where venue is otherwise appropriate under applicable law (the “Court”).

(c)     The matters that shall not be subject to a reference are the following: (i) nonjudicial foreclosure of any security interests in real or personal property, (ii) exercise of self-help remedies (including, without limitation, set-off), (iii) appointment of a receiver and (iv) temporary, provisional or ancillary remedies

(including, without limitation, writs of attachment, writs of possession, temporary restraining orders or preliminary injunctions). This reference provision does not limit the right of any party to exercise or oppose any of the rights and remedies described in clauses (i) and (ii) or to seek or oppose from a court of competent jurisdiction any of the items described in clauses (iii) and (iv). The exercise of, or opposition to, any of those items does not waive the right of any party to a reference pursuant to this reference provision as provided herein.

(d)     The referee shall be a retired judge or justice selected by mutual written agreement of the parties. If the parties do not agree within ten (10) days of a written request to do so by any party, then, upon request of any party, the referee shall be selected by the Presiding Judge of the Court (or his or her representative). A request for appointment of a referee may be heard on an ex parte or expedited basis, and the parties agree that irreparable harm would result if ex parte relief is not granted. Pursuant to CCP § 170.6, each party shall have one peremptory challenge to the referee selected by the Presiding Judge of the Court (or his or her representative).

(e)     The parties agree that time is of the essence in conducting the reference proceedings. Accordingly, the referee shall be requested, subject to change in the time periods specified herein for good cause shown, to (i) set the matter for a status and trial-setting conference within fifteen (15) days after the date of selection of the referee, (ii) if practicable, try all issues of law or fact within one hundred twenty (120) days after the date of the conference and (iii) report a statement of decision within twenty (20) days after the matter has been submitted for decision.

(f)     The referee will have power to expand or limit the amount and duration of discovery. The referee may set or extend discovery deadlines or cutoffs for good cause, including a party’s failure to provide requested discovery for any reason whatsoever. Unless otherwise ordered based upon good cause shown, no party shall be entitled to “priority” in conducting discovery, depositions may be taken by either party upon seven (7) days written notice, and all other discovery shall be responded to within fifteen (15) days after service. All disputes relating to discovery which cannot be resolved by the parties shall be submitted to the referee whose decision shall be final and binding.

(g)     Except as expressly set forth herein, the referee shall determine the manner in which the reference proceeding is conducted including the time and place of hearings, the order of presentation of evidence, and all other questions that arise with respect to the course of the reference proceeding. All proceedings and hearings conducted before the referee, except for trial, shall be conducted without a court reporter, except that when any party so requests, a court reporter will be used at any hearing conducted before the referee, and the referee will be provided a courtesy copy of the transcript. The party making such a request shall have the obligation to arrange for and pay the court reporter. Subject to the referee’s power to award costs to the prevailing party, the parties will equally share the cost of the referee and the court reporter at trial.

(h)     The referee shall be required to determine all issues in accordance with existing case law and the statutory laws of the State of California. The rules of evidence applicable to proceedings at law in the State of California will be applicable to the reference proceeding. The referee shall be empowered to enter equitable as well as legal relief, enter equitable orders that will be binding on the parties and rule on any motion which would be authorized in a court proceeding, including without limitation motions for summary judgment or summary adjudication. The referee shall issue a decision at the close of the reference proceeding which disposes of all claims of the parties that are the subject of the reference. Pursuant to CCP § 644, such decision shall be entered by the Court as a judgment or an order in the same manner as if the action had been tried by the Court and any such decision will be final, binding and conclusive. The parties reserve the right to appeal from the final judgment or order or from any appealable decision or order entered by the referee. The parties reserve the right to findings of fact, conclusions of laws, a written statement of decision, and the right to move for a new trial or a different judgment, which new trial, if granted, is also to be a reference proceeding under this provision.

(i)     If the enabling legislation which provides for appointment of a referee is repealed (and no successor statute is enacted), any dispute between the parties that would otherwise be determined by reference procedure will be resolved and determined by arbitration. The arbitration will be conducted by a retired judge or justice, in accordance with the California Arbitration Act § 1280 through § 1294.2 of the CCP as amended from time to time. The limitations with respect to discovery set forth above shall apply to any such arbitration proceeding.

(j)     THE PARTIES RECOGNIZE AND AGREE THAT ALL CONTROVERSIES, DISPUTES AND CLAIMS RESOLVED UNDER THIS REFERENCE PROVISION WILL BE DECIDED BY A REFEREE AND NOT BY A JURY. AFTER CONSULTING (OR HAVING HAD THE OPPORTUNITY TO CONSULT) WITH COUNSEL OF ITS, HIS OR HER OWN CHOICE, EACH PARTY KNOWINGLY AND VOLUNTARILY, AND FOR THE MUTUAL BENEFIT OF ALL PARTIES, AGREES THAT THIS REFERENCE PROVISION WILL APPLY TO ANY CONTROVERSY, DISPUTE OR CLAIM BETWEEN OR AMONG THEM ARISING OUT OF OR IN ANY WAY RELATED TO, THIS AGREEMENT, THE INDEBTEDNESS OR THE OTHER COMERICA DOCUMENTS.

16.      Counterparts, Prior Agreement.  This Agreement may be executed by the parties hereto in several counterparts, each of which shall be deemed to be an original and all of which shall constitute together but one and the same agreement. This Agreement, together with each other document, instrument and agreement entered into with or in favor of Bank in connection herewith and in connection with the Prior Agreement, to the extent not amended and restated hereby, constitute the entire understanding among the parties hereto with respect to the subject matter hereof and, as applicable amends and restates in full the Prior Agreement and any other agreement, written or oral, with respect thereto. Borrower ratifies and reaffirms the continuing effectiveness of all promissory notes, guaranties, security agreements, mortgages, deeds of trust, environmental agreements, and all other instruments, documents and agreements entered into in connection with the Prior Agreement that are not amended and restated in connection with this Agreement.

IN WITNESS WHEREOF, the parties have executed this Amended and Restated Business Loan Agreement as of the date first set forth above.

“Borrower”

Accepted and effective as of: 8/1/06 at Bank’s Headquarters Office		ELLIE MAE, INC.,
a California corporation

		By:	/s/ EDGAR LUCE
“Bank”		Name:	EDGAR LUCE
		Title:	CFO

COMERICA BANK

By:
Name:
By:	/s/ Peter Wentworth	Title:
Name:	Peter Wentworth
Title:	Corporate Banking Officer -Western Market

Address for Notices:			Address for Notices:
75 East Trimble Road			4140 Dublin Boulevard
San Jose, California 95131			Suite 300
Attn: Credit Manager			Dublin, California 94568
Fax number: (408) 556-5097			Attn: Ed Luce
Fax number: (925) 479-1360

With a copy to:

1331 North California Boulevard, Suite 400
Walnut Creek, California 94596
Attn: Peter Wentworth
Fax number: (925) 941-1999

ADDENDUM A TO AMENDED AND RESTATED BUSINESS LOAN AGREEMENT

(FINANCIAL COVENANTS)

1.      Definitions Relating to Financial Covenants.  When used in that certain Amended and Restated Business Loan Agreement dated June 20, 2006 entered into between Comerica Bank and Ellie Mae, Inc., the following terms shall have the following meanings (terms defined in the singular to have the same meaning when used in the plural and vice versa):

Agreement shall mean and includes that certain Amended and Restated Business Loan Agreement, dated as of June 20, 2006, entered into between Borrower and Bank, and any extensions, supplements, amendments or modifications thereto.

Cash Flow shall mean, for any applicable period of determination, the Net Income (after deduction for income taxes and other taxes of such Person, or its subsidiaries, determined by reference to income or profits of such Person, or its subsidiaries) for such period, plus, to the extent deducted in computation of such Net Income, the amount of depreciation and amortization expense and the amount of deferred tax liability during such period, all as determined in accordance with GAAP.

Cash Flow Coverage Ratio shall mean the ratio, as of any applicable period of determination, the ratio of Cash Flow to the sum of (i) Current Maturities of Long Term Indebtedness plus (ii) any and all interest paid or payable with respect to Long Term Indebtedness and Subordinated Debt, determined on the basis of the fiscal quarter immediately preceding the date of determination.

Current Assets shall mean, in respect of a Person and as of any applicable date of determination, all current assets of such Person determined in accordance with GAAP.

Current Liabilities shall mean, in respect of a Person and as of any applicable date of determination, all liabilities of such Person that should be classified as current in accordance with GAAP.

Current Maturities of Long Term Indebtedness shall mean, in respect of a Person and as of any applicable date of determination thereof, that portion of Long Term Indebtedness that should be classified as current in accordance with GAAP.

Current Ratio shall mean, as of an applicable date of determination, Current Assets divided by Current Liabilities.

Debt shall mean, as of any applicable date of determination, all items of Indebtedness, obligation or liability of a Person, whether matured or unmatured, liquidated or unliquidated, direct or indirect, absolute or contingent, joint or several, that should be classified as liabilities in accordance with GAAP. In the case of Borrower, the term “Debt” shall include, without limitation, the Indebtedness.

Equipment Note shall mean that certain promissory note dated as of even date in the original principal amount of Three Million Five Hundred Thousand Dollars ($3,500,000) entered into by Borrower in favor of Bank and any extensions, supplements, amendments or modifications thereto.

GAAP shall mean, as of any applicable period, generally accepted accounting principles in effect during such period.

Liquid Assets shall mean and includes, in respect of a Person and as of any applicable date of determination, all unrestricted cash, unrestricted marketable securities, FDIC insured certificates of deposit, and United States government securities of such Person.

Loans shall mean and includes the Revolving Loans, the Letters of Credit, the Equipment Loans, and all other loans and advances of any kind made by Bank to Borrower pursuant to the Agreement and the Notes.

Long Term Indebtedness shall mean, in respect of a Person and as of any applicable date of determination thereof, all Debt which should be classified as “funded indebtedness” or “long term indebtedness” on a balance sheet of such Person as of such date in accordance in accordance with GAAP.

Master Revolving Note shall mean that certain revolving promissory note dated as of even date in the original principal amount of One Million Dollars ($1,000,000) entered into by Borrower in favor of Bank and any extensions, supplements, amendments or modifications thereto.

Net Income shall mean the net income (or loss) of a person for any period of determination, determined in accordance with GAAP but excluding in any event:

a.      any gains or losses on the sale or other disposition, not in the ordinary course of business, of investments or fixed or capital assets, any taxes on the excluded gains and any tax deductions or credits on account on any excluded losses; and

b.      in the case of Borrower, net earnings of any Person in which Borrower has an ownership interest, unless such net earnings shall have actually been received by Borrower in the form of cash distributions.

Permitted Indebtedness means and includes all (a) Debt to trade creditors incurred in the ordinary course of Borrower’s business; (b) Indebtedness of Borrower in favor of Bank arising under this Agreement, any document, instrument or agreement entered into in connection herewith or otherwise; (c) Debt existing on the date of this Agreement and disclosed in Schedule P-1; (d) Debt to any other Person secured by a lien described in clause (c) of the defined term “Permitted Liens,” provided such Debt does not exceed the lesser of the cost or fair market value of the equipment financed with such Debt; and (e) Subordinated Debt.

Permitted Liens means and includes any: (a) liens existing on the date of this Agreement and disclosed in Schedule P-2 or arising under this Agreement, any document, instrument or agreement entered into in connection herewith or otherwise in favor of Bank; (b) liens for taxes, fees, assessments or other governmental charges or levies, either not delinquent or being contested in good faith by appropriate proceedings, provided the same have no priority over any of Bank’s security interests; (c) liens (i) upon or in any equipment acquired or held by Borrower or any of its subsidiaries to secure the purchase price of such equipment or Debt incurred solely for the purpose of financing the acquisition of such equipment, or (ii) existing on such equipment at the time of its acquisition, provided that the lien is confined solely to the equipment so acquired and improvements and additions thereto, and the proceeds of such equipment to the extent that the acquisition of such equipment is otherwise permitted under this Agreement; (d) liens incurred in connection with the extension, renewal or refinancing of the Debt secured by liens of the type described in clauses (a) through (c) above, provided that any extension, renewal or replacement lien shall be limited to the property encumbered by the existing lien and the principal amount of the Debt being extended, renewed or refinanced does not increase.

Person or person shall mean and includes any individual, corporation, partnership, joint venture, firm, association, trust, unincorporated association, joint stock company, government, municipality, political subdivision or agency or other entity.

Quick Assets shall mean, as of any applicable date of determination, unrestricted cash, certificates of deposit or marketable securities and net accounts receivable arising from the sale of goods and services, and United States government securities and/or claims against the United States government of Borrower and its subsidiaries.

Quick Ratio shall mean, as of an applicable date of determination, Quick Assets divided by Current Liabilities, excluding Subordinated Debt.

Subordinated Debt shall mean indebtedness of the Borrower to third parties which has been subordinated to the indebtedness pursuant to a subordination agreement in form and content satisfactory to Bank.

Tangible Effective Net Worth shall mean, with respect to any Person and as of any applicable date of determination, Tangible Net Worth plus Subordinated Debt.

Tangible Net Worth shall mean, with respect to any Person and as of any applicable date of determination, the excess of:

a.      the net book value of all assets of such Person (excluding affiliate receivables, patents, patent rights, trademarks, trade names, franchises, copyrights, licenses, goodwill, and all other intangible assets of such Person) after all appropriate deductions in accordance with GAAP (including, without limitation, reserves for doubtful receivables, obsolescence, depreciation and amortization), less

b.      all Debt of such Person at such time.

Working Capital shall mean, as of any applicable date of determination, Current Assets less Current Liabilities.

2.       Financial Covenants.  Borrower shall maintain the following financial ratios and covenants on a consolidated and non-consolidated basis, which shall be monitored on a quarterly basis, except as noted below.

(a)    A Debt-to-Tangible Effective Net Worth of not more than 2.00:1.00;

(b)    A Cash Flow Coverage Ration of not less than 2.00:1.00. For the purposes of the foregoing calculation, Borrower’s Current Maturities of Long Term Indebtedness shall include one third (1/3) of the aggregate amount of all Indebtedness to Bank under the Revolving Loans irrespective of the treatment of such Indebtedness under GAAP;

(c)    Borrower shall be and remain the owner at all times of unencumbered Liquid Assets having a value (as such value is determined by Bank) of not less than the sum of the aggregate outstanding amount of the Indebtedness plus Five Hundred Thousand Dollars ($500,000);

(d)    Minimum Net income of at least One Million Dollars ($1,000,000), measured annually as of the end of each fiscal year; and

(e)    Except for funds reserved out of the availability under Section 1 (a) for outstanding Letters of Credit, the outstanding unpaid principal balance of the Credit shall not exceed Zero Dollars ($-0-) for at least sixty (60) consecutive days prior to the last day of each calendar year during the term of this Agreement.

All financial covenants shall be computed in accordance with GAAP consistently applied except as otherwise specifically set forth in this Agreement. All monies due from affiliates (including officers, directors and shareholders) shall be excluded from Borrower’s assets for all purposes hereunder.

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